Exhibit 99.1

News Release

COMMERCIAL METALS COMPANY SELECTS DURANT, OKLAHOMA FOR NEW MICRO-MILL

Irving, TX – July 27, 2015 - Commercial Metals Company (NYSE: CMC) and the State of Oklahoma today announced that CMC has selected Durant, Oklahoma as the location for construction of its second technologically advanced micro mill.

This new investment in Oklahoma will mirror CMC’s existing micro-mill in Mesa, Arizona and will be built with improved technology developed from CMC’s operating experience with the world’s first micro-mill, which CMC successfully commissioned in Mesa in 2009. The addition of a second micro-mill to CMC’s portfolio of highly efficient, customer focused and cost effective steel production facilities will enhance CMC’s position as a leading supplier of long products in the U.S. market.

Joe Alvarado, Chairman, President and CEO of CMC, said “The location of the mill in Durant, Oklahoma, 80 miles north of Dallas, Texas, will allow us to better serve a growing North Texas market as well as expand into markets in Oklahoma, Kansas, Nebraska, Arkansas and Missouri. The facility will produce low cost, high quality steel products, which will complement our existing manufacturing capability to better serve our customers. This new micro mill will also complement CMC’s existing recycling and fabrication footprint, enhancing CMC’s ability to further leverage our raw material supply chain and optimize product mix within our existing operations.”

The City of Durant, the Choctaw Nation of Oklahoma, the Durant Industrial Authority and the State of Oklahoma have enthusiastically welcomed the project and have worked together with CMC to locate the micro-mill in Durant.

Oklahoma Governor, Mary Fallin, said, “We are extremely excited to welcome CMC to the city of Durant. Our pro-business climate, great quality of life, and skilled workforce make Oklahoma the perfect home for this world class manufacturing operation.”

The Executive Director of the Durant Industrial Authority Tommy Kramer said, “We are thrilled with establishing a long-term business relationship with Commercial Metals Company in building this new facility in our community. This project has the full support of TEAM DURANT.”

The Oklahoma micro-mill, utilizing Danieli technology and equipment, is expected to be commissioned in the fall of 2017 and to create approximately 300 jobs in the Durant area. The direct and indirect investment is expected to be in excess of approximately $250 million. CMC expects that its investment will be funded from internally generated capital.

About Commercial Metals Company

Commercial Metals Company and its subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, metal recycling facilities and marketing and distribution offices in the United States and in strategic international markets.

Forward-Looking Statements

This news release contains forward-looking statements regarding the Company’s expectations relating to U.S. construction activity, economic conditions, prices, volumes and the Company’s operating plans and future financial results. These forward-looking statements generally can be identified by phrases such as we, CMC or its management “expects,” “anticipates,” “believes,” “estimates,” “intends,” “plans to,” “ought,” “could,” “will,”

“should,” “likely,” “appears” or other similar words or phrases. There are inherent risks and uncertainties in any forward-looking statements. Although we believe that our expectations are reasonable, we can give no assurance that these expectations will prove to have been correct, and actual results may vary materially. Except as required by law, the Company undertakes no obligation to update, amend or clarify any forward-looking statements to reflect changed assumptions, the occurrence of anticipated or unanticipated events, new information or circumstances or otherwise.

Contact:	Barbara Smith

Senior Vice President and CFO

214.689.4300